Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

THIRD QUARTER 2013 RESULTS

ARIZONA, October 29, 2013—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based postsecondary education services, today announced financial results for the quarter ended September 30, 2013.

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Grand Canyon Education, Inc. Reports Third Quarter 2013 Results

For the three months ended September 30, 2013:

•	Net revenue increased 14.1% to $152.4 million for the third quarter of 2013, compared to $133.6 million for the third quarter of 2012.

•	At September 30, 2013, our enrollment was 59,914, an increase of 14.7% from our enrollment of 52,253 at September 30, 2012. Ground enrollment increased 39.5% to 10,330 from enrollment of 7,404 at September 30, 2012. Online enrollment increased 10.6% to 49,584 from enrollment of 44,849 at September 30, 2012.

•	Operating income for the third quarter of 2013 was $37.3 million, an increase of 19.5% as compared to $31.2 million for the same period in 2012. The operating margin for the third quarter of 2013 was 24.5%, compared to 23.4% for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods, operating income was $38.7 million and $31.7 million for the third quarter of 2013 and 2012, respectively and operating margin was 25.4% and 23.7% respectively.

•	Adjusted EBITDA increased 21.9% to $47.9 million for the third quarter of 2013, compared to $39.3 million for the same period in 2012.

•	The tax rate in the third quarter of 2013 was 41.1% compared to 40.5% in the third quarter of 2012.

•	Net income increased 22.1% to $22.5 million for the third quarter of 2013, compared to $18.5 million for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods and income of $1.5 million from the settlement of a note receivable recorded during the three months ended September 30, 2013, net income was $22.4 million and $18.7 million for the third quarter of 2013 and 2012, respectively.

•	Diluted net income per share was $0.49 for the third quarter of 2013, compared to $0.41 for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods and income of $1.5 million from the settlement of a note receivable recorded during the three months ended September 30, 2013, diluted net income per share was $0.48 and $0.41 for the third quarter of 2013 and 2012, respectively.

For the nine months ended September 30, 2013:

•	Net revenue increased 17.8% to $435.9 million for the nine months ended September 30, 2013, compared to $370.0 million for the nine months ended September 30, 2012.

•	Operating income for the nine months ended September 30, 2013 was $102.4 million, an increase of 26.7% as compared to $80.8 million for the same period in 2012. The operating margin for the nine months ended September 30, 2013 was 23.5%, compared to 21.8% for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods, operating income was $106.3 million and $84.3 million for the nine months ended September 30, 2013 and 2012, respectively and operating margin was 24.4% and 22.8% respectively.

•	Adjusted EBITDA increased 25.1% to $132.6 million for the nine months ended September 30, 2013, compared to $106.0 million for the same period in 2012.

•	The tax rate in the nine months ended September 30, 2013 was 40.2% compared to 39.6% in the nine months ended September 30, 2012.

•	Net income increased 28.9% to $62.6 million for the nine months ended September 30, 2013, compared to $48.5 million for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods and income of $3.6 million from the settlement of a note receivable recorded during the nine months ended September 30, 2013, net of taxes, net income would have been $62.7 million and $50.6 million for the nine months ended September 30, 2013 and 2012, respectively.

•	Diluted net income per share was $1.36 for the nine months ended September 30, 2013, compared to $1.07 for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods and income of $3.6 million from the settlement of a note receivable recorded during the nine months ended September 30, 2013, net of taxes, diluted net income per share would have been $1.37 and $1.12 for the nine months ended September 30, 2013 and 2012, respectively.

Balance Sheet and Cash Flow

As of September 30, 2013, the University had unrestricted cash and cash equivalents and investments of $170.3 million compared to $105.1 million at December 31, 2012 and restricted cash and cash equivalents at September 30, 2013 and December 31, 2012 of $49.8 million and $56.2 million, respectively.

The University generated $101.8 million in cash from operating activities for the nine months ended September 30, 2013 compared to $124.7 million for the same period in 2012. The decrease in cash generated from operating activities between the nine months ended September 30, 2012 and the nine months ended September 30, 2013 is primarily due to the timing of income tax and employee related payments and student deposits.

Net cash used in investing activities was $104.5 million and $74.3 million for the nine months ended September 30, 2013 and 2012, respectively. Our cash used in investing activities during 2013 was primarily related to the purchase of short-term investments and property and equipment, partially offset by proceeds received from the settlement of a note receivable. Purchases of short-term investments net of proceeds of these investments was $63.5 million during the nine months ended September 30, 2013. Capital expenditures were $59.2 million and $73.6 million for the nine months ended September 30, 2013 and 2012, respectively. In 2013, capital expenditures primarily consisted of ground campus building projects such as the construction costs for two additional dormitories and an expansion of our food services and library to support our traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. In 2012, capital expenditures primarily consisted of the construction costs associated with two additional dormitories, an Arts and Science classroom building, a remodel of our student union and a parking garage to support our increasing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. In addition, during the first nine months of 2013 we spent $11.2 million to purchase and refurbish a building that is located less than two miles from our Phoenix, Arizona campus. The University had entered into a preliminary agreement to sell this property upon its completion but that agreement was not finalized.

Net cash provided by financing activities was $4.5 million for the nine months ended September 30, 2013 and net cash used in financing activities was $2.0 million for the nine months ended September 30, 2012. During the first nine months of 2013 proceeds from the exercise of stock options of $14.8 million and excess tax benefits from share-based compensation of $3.7 million were partially offset by $9.0 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases totaled $5.0 million. During the first nine months of 2012 proceeds from the exercise of stock options of $4.3 million were offset by $4.9 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital lease obligations totaled $1.8 million.

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Grand Canyon Education, Inc. Reports Third Quarter 2013 Results

2013 Q4 and Annual Outlook

Q4 2013:	Net revenue of $158.0; Target Operating Margin 25.5%; Diluted EPS of $0.51 using 46.9 million diluted shares; student counts of 59,250

Full Year 2013:	Net revenue of $594.0 million; Target Operating Margin 24.0%; Diluted EPS of $1.88 using 46.1 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the expansion of our campus to new locations; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Third Quarter 2013 Results

Conference Call

Grand Canyon Education, Inc. will discuss its third quarter 2013 results and 2013 outlook during a conference call scheduled for today, October 29, 2013 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-445-3230 (domestic and Canada) or 708-290-1158 (international), passcode 72617623 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 72617623. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, healthcare, business, and liberal arts. In addition to its online programs, it offers programs on ground at its approximately 115 acre traditional campus in Phoenix, Arizona and onsite at facilities we lease and at facilities owned by third party employers. Approximately 59,900 students were enrolled as of September 30, 2013. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Third Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
(In thousands, except per share data)
Net revenue	$152,399	$133,568	$435,892	$369,959
Costs and expenses:
Instructional costs and services	64,704	57,354	186,448	161,584
Admissions advisory and related, including $953 and $645 for the three months ended September 30, 2013 and 2012, respectively, and $2,574 and $1,666 for the nine months ended September 30, 2013 and 2012, respectively, to related parties	24,578	22,342	70,917	62,702
Advertising	15,498	12,909	45,947	38,015
Marketing and promotional	1,299	1,199	4,117	3,047
General and administrative	9,035	8,561	26,064	23,806

Total costs and expenses	115,114	102,365	333,493	289,154

Operating income	37,285	31,203	102,399	80,805
Interest expense	(528)	(154)	(1,635)	(439)
Interest and other income	1,502	16	3,759	52

Income before income taxes	38,259	31,065	104,523	80,418
Income tax expense	15,714	12,594	41,969	31,880

Net income	$22,545	$18,471	$62,554	$48,538

Earnings per share:
Basic income per share	$0.50	$0.42	$1.40	$1.09

Diluted income per share	$0.49	$0.41	$1.36	$1.07

Basic weighted average shares outstanding	44,963	44,365	44,631	44,395

Diluted weighted average shares outstanding	46,424	45,339	45,936	45,220

Grand Canyon Education, Inc. Reports Third Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, exit or lease termination costs or the gain recognized on the settlement of the note receivable. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, estimated litigation and regulatory reserves, exit costs, contract and lease termination fees, unusual gains from settlements of receivables, and share-based compensation are not considered reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited, in thousands)
Net income	$22,545	$18,471	$62,554	$48,538
Plus: interest expense net of interest income	485	138	1,522	387
Plus: income tax expense	15,714	12,594	41,969	31,880
Plus: depreciation and amortization	6,387	5,546	18,380	15,562

EBITDA	45,131	36,749	124,425	96,367

Plus: royalty to former owner	74	74	222	222
Less: gain on proceeds received from note receivable	(1,459)	—	(3,646)	—
Plus: estimated litigation and regulatory reserves	1,387	450	3,937	3,660
Plus: share-based compensation	2,763	2,032	7,668	5,748

Adjusted EBITDA	$47,896	$39,305	$132,606	$105,997

Grand Canyon Education, Inc. Reports Third Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	September 30,	December 31,
(In thousands, except par value)	2013	2012
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$106,816	$105,111
Restricted cash and cash equivalents	49,800	55,964
Investments	63,492	—
Accounts receivable, net of allowance for doubtful accounts of $9,465 and $8,657 at September 30, 2013 and December 31, 2012, respectively	7,986	7,951
Note receivable secured by real estate	—	27,000
Income taxes receivable	13	—
Deferred income taxes	6,444	5,481
Other current assets	17,913	12,667

Total current assets	252,464	214,174
Property and equipment, net	328,423	269,162
Restricted cash	—	225
Prepaid royalties	4,806	5,299
Goodwill	2,941	2,941
Other assets	5,441	3,122

Total assets	$594,075	$494,923

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$22,934	$14,174
Accrued compensation and benefits	16,163	18,812
Accrued liabilities	16,542	17,467
Income taxes payable	989	8,704
Student deposits	52,077	57,745
Deferred revenue	58,503	28,614
Due to related parties	494	523
Current portion of capital lease obligations	89	87
Current portion of notes payable	6,605	6,601

Total current liabilities	174,396	152,727
Capital lease obligations, less current portion	520	587
Other noncurrent liabilities	6,293	7,405
Deferred income taxes, noncurrent	10,412	7,045
Notes payable, less current portion	88,137	93,100

Total liabilities	279,758	260,864

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2013 and December 31, 2012	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 48,792 and 47,136 shares issued and 45,982 and 44,716 shares outstanding at September 30, 2013 and December 31, 2012, respectively	488	471
Treasury stock, at cost, 2,810 and 2,420 shares of common stock at September 30, 2013 and December 31, 2012	(48,145)	(39,136)
Additional paid-in capital	128,366	102,133
Accumulated other comprehensive income (loss)	240	(223)
Accumulated earnings	233,368	170,814

Total stockholders’ equity	314,317	234,059

Total liabilities and stockholders’ equity	$594.075	$494,923

Grand Canyon Education, Inc. Reports Third Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2013	2012
Cash flows provided by operating activities:
Net income	$62,554	$48,538
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	7,668	5,748
Excess tax benefits from share-based compensation	(3,678)	(336)
Amortization of debt issuance costs	—	48
Provision for bad debts	14,881	13,492
Depreciation and amortization	18,602	15,784
Loss on asset disposal	—	202
Gain on proceeds received from note receivable	(3,646)	—
Deferred income taxes	2,404	(2,152)
Changes in assets and liabilities:
Restricted cash and cash equivalents	6,249	(912)
Accounts receivable	(14,916)	(10,552)
Prepaid expenses and other	(5,854)	(2,671)
Due to/from related parties	(29)	101
Accounts payable	1,859	(962)
Accrued liabilities and employee related liabilities	(3,753)	9,046
Income taxes receivable/payable	(4,055)	22,464
Deferred rent	(721)	612
Deferred revenue	29,889	24,956
Student deposits	(5,668)	1,328

Net cash provided by operating activities	101,786	124,734

Cash flows used in investing activities:
Capital expenditures	(59,168)	(73,619)
Purchase of land and building related to offsite development	(11,209)	(818)
Purchases of investments	(101,040)	—
Proceeds from sale or maturity of investments	37,548	—
Restricted funds held for derivative collateral	140	180
Proceeds received from note receivable	29,187	—

Net cash used in investing activities	(104,542)	(74,257)

Cash flows provided by (used in) financing activities:
Principal payments on notes payable and capital lease obligations	(5,024)	(1,772)
Repurchase of common shares including shares withheld in lieu of income taxes	(9,009)	(4,925)
Excess tax benefits from share-based compensation	3,678	336
Net proceeds from exercise of stock options	14,816	4,339

Net cash provided by (used in) financing activities	4,461	(2,022)

Net increase in cash and cash equivalents	1,705	48,455
Cash and cash equivalents, beginning of period	105,111	21,189

Cash and cash equivalents, end of period	$106,816	$69,644

Supplemental disclosure of cash flow information
Cash paid for interest	$1,592	$446
Cash paid for income taxes	$44,108	$19,615
Cash received for income tax refunds	$715	$7,654
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$6,901	$7,636
Tax benefit of Spirit warrant intangible	$201	$199
Shortfall tax expense from share-based compensation	$206	$200

Grand Canyon Education, Inc. Reports Third Quarter 2013 Results

The following is a summary of our student enrollment at September 30, 2013 and 2012 by degree type and by instructional delivery method:

	2013(1)		2012(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	22,394	37.4%	19,439	37.2%
Undergraduate degree	37,520	62.6%	32,814	62.8%

Total	59,914	100.0%	52,253	100.0%

	2013(1)		2012(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	49,584	82.8%	44,849	85.8%
Ground(4)	10,330	17.2%	7,404	14.2%

Total	59,914	100.0%	52,253	100.0%

(1)	Enrollment at September 30, 2013 and 2012 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at September 30, 2013 and 2012 is students pursuing non-degree certificates of 552 and 542, respectively. The September 30, 2012 amount also included 223 high school dual credit students. We are no longer including these students in our enrollment.
(2)	Includes 3,971 and 2,745 students pursuing doctoral degrees at September 30, 2013 and 2012, respectively.
(3)	As of September 30, 2013 and 2012, 43.2% and 42.0%, respectively, of our online and professional studies students were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.